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                                                                 EXHIBIT 10.21.1

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

                   SECOND AMENDED AND RESTATED COLLABORATION,
                          LICENSE AND SUPPLY AGREEMENT

      This Second Amended and Restated Collaboration, License and Supply Agreement ("Agreement") dated as of August 17, 2000 ("Second Amendment Date"), amends and restates the License and Supply Agreement (the "Original Agreement") dated as of January 11, 1999 ("Effective Date") as amended June 30, 1999, and as amended by the Amended and Restated License and Supply Agreement dated as of November 1, 1999 (the "First Amended and Restated Agreement") between EPOCH PHARMACEUTICALS, INC., (doing business as Epoch Biosciences, Inc.,) 12277 134th Court NE, Suite 100, Redmond, WA ("Epoch") and PE CORPORATION (formerly known as THE PERKIN-ELMER CORPORATION) having its Applied Biosystems Group at 850 Lincoln Centre Drive, Foster City, CA 94404 ("ABG").

                     ARTICLE I. BACKGROUND OF THE AGREEMENT

      1.01 Epoch represents that it has rights under certain patents pertaining to oligonucleotides having a minor-groove binding moiety covalently attached thereto ("MGB Oligonucleotide"), and methods for making and using such MGB Oligonucleotides.

      1.02 ABG wishes to acquire exclusive and non-exclusive licenses, depending on fields of use, under such patents.

      1.03 Epoch represents that it has certain know-how relating to the synthesis of MGB Oligonucleotides, including MGB Oligonucleotides containing modified bases, and the design of sequence-specific probes comprising such oligonucleotides.

      1.04 Epoch has research facilities and experienced scientists, research associates and other personnel at its facilities in Redmond, Washington which enable it to conduct research and development activities.

      1.05 ABG desires to sponsor research by Epoch to develop improved nucleic acid probes and methods for the manufacture of such probes for use in the Exclusive Licensed Field and the Non-Exclusive Licensed Field.


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      1.06 ABG is engaged in the research, development, marketing, manufacturing and distribution of products, including in the Exclusive Licensed Field and the Non-Exclusive Licensed Field.

      1.07 ABG has research and development facilities and experienced scientists, research associates and other personnel at its facilities in Foster City, California, which enable it to conduct research and development activities.

      1.08 ABG wishes to have Epoch supply (i) intermediate compounds useful for making MGB Oligonucleotides, (ii) Bare Probes, and (iii) information with respect to chemical synthesis and purification know-how relating to the production of MGB Oligonucleotides using such intermediate compounds.

      1.09 In this Agreement, in partial consideration for ABG's obligation to pay minimum royalties and to incorporate Epoch's technology in certain of its products comprising nucleic acid probes and the addition of a Supplemental License Fee, Epoch has reduced the royalty rate owed by ABG for the sale of Licensed Products as compared to that owed under the Original Agreement.

      1.10 Concurrently with the First Amended and Restated Agreement, ABG and Epoch entered into a Know-How Escrow Agreement, pursuant to which Epoch deposited into escrow documentation of know-how necessary to enable a person skilled in oligonucleotide chemistry to manufacture MGB Intermediates. The Know-How Escrow Agreement was entered into between Epoch and ABG to provide that ABG will have access to the know-how required to manufacture MGB Intermediates if Epoch should be unable to meet its obligations to supply ABG MGB Intermediates pursuant to this Agreement.

      1.11 In connection with the Original Agreement, Epoch granted ABG a security interest in a Licensed Patent, in order to induce ABG to provide a pre-payment of [*] ($[*]) under the Original Agreement. Pursuant to a Stock Purchase Agreement between Epoch and the Investors Listed on Schedule A thereto, dated November 1, 1999 (the "Stock Purchase Agreement"), ABG used One Million Dollars ($1,000,000) of this pre-payment, and an additional One Million Dollars ($1,000,000) in cash, to purchase Eight Hundred Thousand (800,000) shares of Common Stock of Epoch, at a purchase price of Two Dollars And Fifty Cents ($2.50) per share. It is the Parties intent that the Security Agreement previously executed by the Parties in conjunction with the Original Agreement, and attached thereto as Exhibit A, will remain in effect to secure any unused portion of the pre-payments made by ABG pursuant to Section 6.12 of this Agreement.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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                                   ARTICLE II.

                                   DEFINITIONS

      2.01 "Affiliates" means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a Party to this Agreement, as the case may be, to the extent of at least fifty percent of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

      2.02 "Net Sales" means (1) with respect to sales by a Party, or an Affiliate of a Party, to non-affiliated third party purchasers, the actual amount of gross sales of Licensed Product(s) to a third party, less: trade, cash and quantity discounts granted at the time invoiced, if any, actually allowed, amounts refunded for faulty or defective product, returns, rejections, freight, insurance and other transportation costs (except income taxes), tariffs, duties and similar governmental charges paid, to the extent included in gross sales price, (2) with respect to sales by a Party made to any Affiliate or to any person, firm or corporation enjoying a special course of dealing with a Party, the Net Sales will be determined based on the first resale in a bona fide arms-length transaction of Licensed Product(s) by such Affiliate, person, firm or corporation to third parties, and (3) with respect to Licensed Product(s) which are used by a Party, or an Affiliate of a Party, to supply services or information to a third party for commercial purposes, or are otherwise disposed of, the Net Sales will be determined as if such Licensed Product(s) had been sold at the average Net Sales for such Licensed Product(s) during the past one hundred and twenty days prior to the supply of such services or information.

      With respect to Licensed Product comprising Licensed Know-How in the form of software embodying algorithms for determining the melting temperature of MGB Oligonucleotides, Net Sales for software sold separately shall be calculated as set forth above, and Net Sales for software sold or otherwise transferred in combination with equipment, other software or other products, or otherwise provided by ABG to its customers, will be determined as if such software had been sold at the average Net Sales price for such software during the past one hundred and twenty (120) days prior to such sale, transfer or disposition.

      2.03 "License Year" means the twelve month period beginning on the first day of January, April, July or October next following the Second Amendment Date, and each twelve month period thereafter, except that the first License Year will include the period from the Second Amendment Date to the first day of the twelve month period.

      2.04 "Party" means Epoch or ABG and, when used in the plural, will mean Epoch and ABG.

      2.05 "Licensed Patents" means (1) U.S. Patent No. 5,801,155 titled Covalently Linked Oligonucleotide Minor Groove Binder Conjugates, issued September 1, 1998, (2) U.S. Patent No. 6,084,102 titled Covalently Linked Oligonucleotide Minor Groove Binder Conjugates,


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

issued July 4, 2000, (3) any patent covering Collaboration Intellectual Property, and (4) any patent covering Modified Bases to the extent set forth in Sections 4.01 and 4.02.

      2.06 "Related Patent" means any patent or patent application owned, held, or otherwise controlled, in whole or in part by Epoch that (1) discloses and/or claims substantially the same subject matter as a Licensed Patents, (2) discloses and/or claims improvements to inventions disclosed or claimed in a Licensed Patent and requires rights under the Licensed Patent to exploit such improvements, (3) claims priority to, a Licensed Patent, including but not limited to continuation applications and patents, continuation-in-part applications and patents, divisional applications and patents, reexamination applications and patents, reissue applications and patents, and continuing prosecution applications and patents, (4) is a parent of U.S. Patent No. 5,801,155, and/or (5) any foreign equivalents of a Licensed Patent or any patent or patent application in (1), (2), (3) or (4) above.

      2.07 "Licensed Product" means any product for use in the Exclusive Licensed Field or the Non-Exclusive Licensed Field (1) which, but for the license granted hereunder, manufacture, use or sale thereof would infringe at least one Valid Claim of a Licensed Patent or a patent licensed to ABG for Collaboration Epoch Intellectual Property or Epoch's interest in Collaboration Joint Intellectual Property pursuant to Section 4.01 below, or (2) which otherwise uses, incorporates or was developed or manufactured using Licensed Know-How or Collaboration Epoch Intellectual Property or Epoch's interest in Collaboration Joint Intellectual Property pursuant to Section 4.01 below.

      2.08 "MGB Oligonucleotide" means Licensed Product comprising an oligonucleotide having a minor-groove binding moiety covalently attached thereto, and, at ABG's option, further comprising a [*]. A Purified MGB Oligonucleotide means an MGB Oligonucleotide that is at least [*]% pure based on the HPLC assay specified in Exhibit A.

      2.09 "MGB Intermediate" means an intermediate useful for the synthesis of an MGB Oligonucleotide, including but not limited to [*]. The identity of a MGB Intermediate will be confirmed based on an assay which shall be mutually agreed upon by the Parties, and included in an amendment to Exhibit C within ninety
(90) days from the Second Amendment Date.

      2.10 "Probe Unit" means that amount of MGB Intermediate required to make [*] of a Purified MGB Oligonucleotide.

      2.11 "Kits" means products containing MGB Oligonucleotides packaged with other materials and reagents, such other reagents including but not limited to enzymes, reaction buffers and nucleotide triphosphates. Also included within the definition of Kits are microfluidic devices containing or packaged with MGB Oligonucleotides.

      2.12 "Bare Probe" means a MGB Oligonucleotide provided alone.

      2.13 "Valid Claim" means a claim of a Licensed Patent (or pending application

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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included in the Related Patents) which has not been held permanently invalid or otherwise unenforceable by a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or has not otherwise finally been held unpatentable by an appropriate administrative agency, unappealable or unappealed within the time allowed for appeal.

      2.14 "Exclusive Licensed Field" means the 5'-Nuclease Assay Field.

      2.15 "Real-Time Nucleic Acid Amplification Monitoring Field" means the monitoring of a polymerase chain reaction by detecting a change in a magnitude of a detectable signal as a function of reaction cycle practiced outside of the HIVD Field only.

      2.16 "5'-Nuclease Assay Field" means the detection of a nucleic acid sequence based on the cleavage of a nucleic acid probe that is hybridized to the nucleic acid sequence by a 5' to 3' nuclease activity of a polymerase enzyme, as generally described in U.S. Patent No. 5,487,972, practiced outside of the HIVD Field only.

      2.17 "Non-Exclusive Licensed Field" means (1) use of MGB Oligonucleotides as ligation probes in an oligonucleotide ligation assay, generally as described in U.S. Patent No. 4,883,750; (2) use of MGB Oligonucleotides in an assay employing a [*]; (3) use of MGB Oligonucleotides as primers in a primer extension reaction, including but limited to a PCR reaction or a DNA sequencing reaction, and (4) use of MGB Oligonucleotides in the Real-Time Nucleic Acid Monitoring Field, to the extent that (1), (2), (3) and (4) are practiced outside of the Exclusive Licensed Field and practiced outside the HIVD Field.

      2.18 "Human In Vitro Diagnostics Field ("HIVD Field") means products and processes for the measurement of attributes practiced outside of the HIVD Field, characteristics, diseases, traits or other conditions of a human being for the medical management of that human being.

      2.19 "Licensed Know-How" means trade secrets, technical information, experimental data, software and other knowledge now existing and controlled by Epoch relating to (1) the chemical synthesis and purification of MGB Oligonucleotide using MGB Intermediate, (2) algorithms and related software for determining the melting temperature of MGB Oligonucleotide, as described in 6.05 and Exhibit B, (3) Collaboration Intellectual Property, and (4) Modified Bases to the extent set forth in Sections 4.01 and 4.02, to the extent that such technical information, experimental data, software and other knowledge is not publicly available.

      2.20 "Confidential Information" means information received by one Party (Receiving Party) from the other Party (Disclosing Party) (1) that the Receiving Party has a reasonable basis to believe is confidential to the Disclosing Party, or is treated by the disclosing Party as confidential, (2) is identified at the time of disclosure as "CONFIDENTIAL" and, (3) in the case of disclosures in non-written form, is identified in writing within thirty (30) days as confidential. Notwithstanding the above, Confidential Information will not include any information which:

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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            (a) can be demonstrated to have been in the public domain as of the
Second Amendment Date or comes into the public domain during the term of this Agreement through no act of the recipient; or

            (b) can be demonstrated to have been independently known to the recipient prior to the receipt thereof, or made available to the recipient as a matter of lawful right by a third party; or

            (c) can be demonstrated to have been rightfully received by the recipient from a third party who did not require the recipient to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the other Party to this Agreement under a continuing obligation of confidentiality; or

            (d) will be required for disclosure to any governmental regulatory agencies pursuant to approval for use, provided the Disclosing Party is given reasonable notice of such proposed disclosure and, if requested by the Disclosing Party, the Receiving Party uses reasonable efforts to maintain the confidentiality of such information in such governmental submission; or

            (e) is independently conceived, invented or acquired by researchers of the recipient who have not been personally exposed to the information provided to the recipient hereunder; or

      2.21 "Large Scale Order" means an order from a customer of ABG for at least [*] Bare Probes represented to the customer as having been manufactured at a synthesis scale intended to yield greater than or equal to [*]of MGB Oligonucleotide.

      2.22 "Research Committee" shall mean the joint committee of representatives of ABG and Epoch as described in Section 3.08 hereof.

      2.23 "FTE" means a full-time employee having the appropriate skill and experience to conduct the Research Program who is dedicated to the conduct of the Research Program or, in the case of less than full-time dedication, a full-time equivalent person-year, based on a total of forty-six and 1/4 (46.25) weeks or one thousand eight hundred fifty (1,850) hours per year, of work on or directly related to the Research Program.

      2.24 "Research Funding Payment" shall have the meaning set forth in
Section 5.03.

      2.25 "Research Term" shall be for a period of two (2) years from the Second Amendment Date unless otherwise extended pursuant to Section 3.03.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.


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      2.26 "Research Plan" shall mean the plan, as amended from time to time by the Research Committee, for the conduct of the Research Program, which plan, including all amendments, shall be agreed to by the Parties within thirty (30) days of the Second Amendment Date and attached to this Agreement as Schedule 2.26.

      2.27 "Research Program" shall mean the collaborative research and development program for identifying and evaluating improved nucleic acid probes, and cost-effective methods for producing such probes, undertaken by the Parties pursuant to this Agreement.

      2.28 "Collaboration Joint Intellectual Property" means all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon, arising from work performed under the Research Program, that are jointly conceived by one or more employees or agents of Epoch, and by one or more employees or agents of ABG.

      2.29 "Collaboration Epoch Intellectual Property" means all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon, arising from work performed under the Research Program, that are conceived by one or more employees or agents of Epoch.

      2.30 "Collaboration ABG Intellectual Property" means all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon, arising from work performed under the Research Program, that are conceived by one or more employees or agents of ABG.

      2.31 "Collaboration Intellectual Property" means Collaboration Joint Intellectual Property, Collaboration Epoch Intellectual Property and Collaboration ABG Intellectual Property.

      2.32 "Modified Base" means any modified nucleotide, including but not limited to pyrazolopyrimidine (ppn) nucleobase analogs, e.g., ppA and ppG analogs, including methods for making or using such modified nucleotides.

      2.33 "Pre-Collaboration ABG Intellectual Property" means all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon, that are owned by, either partially or wholly, or licensed to, or otherwise controlled by, ABG or its Affiliates as of the Second Amendment Date.

      2.34 "Pre-Collaboration Epoch Intellectual Property" means all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon, that are owned by, either partially or wholly, or licensed to, or otherwise controlled by, Epoch or its Affiliates as of the Second Amendment Date.


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        2.35 "Manufacturing Cost" means the fully-burdened manufacturing cost of a product as determined using a Party's customary practices and procedures for like products in accordance with United States generally accepted accounting principles ("GAAP") including the following: direct material cost, material overhead cost, direct labor cost, fixed manufacturing overhead cost, variable manufacturing overhead cost, and manufacturing variance cost.

                                  ARTICLE III.

            SCOPE, STRUCTURE AND ADMINISTRATION OF THE COLLABORATION

      3.01 General. Epoch and ABG wish to establish the Research Program and develop and conduct the Research Plan. The Parties shall use all commercially reasonable endeavors to comply with the terms of the Research Plan.

      3.02 Collaboration Data. Each Party shall use good scientific practices and shall comply in all material respects with applicable regulations and customary good laboratory and clinical practices in the performance of the Research Program (including all data in the form required to be maintained under any applicable governmental regulations). Such records shall comprise books, results, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Research Program. Each Party shall provide the other Party the right to inspect its data, and shall provide summaries of its data, to the extent reasonably required for the performance of each Party's obligations under this Agreement and the Research Plan; provided, however, that each Party shall maintain such records and the information of the other Party contained therein in confidence in accordance with Article XI below and shall not use such records or information of the other Party except to the extent otherwise permitted by this Agreement.

      3.03 Research Term. The Research Term shall commence on the Second Amendment Date and be for an initial term of two (2) years from that date, and may be extended an additional two (2) year term, provided ABG provides notice of such extension at least ninety (90) days prior to the end of the initial term.

      3.04 Research Plan. The Research Plan will be agreed upon Parties within sixty (60) days of the Second Amendment Date and updated and approved by the Research Committee as necessary. The Research Plan in effect at any time may not be amended except as agreed in writing by the Research Committee. If at any time during the Research Term either Party determines that a change to the Research Plan would be beneficial to the collaboration of the Parties, such Party shall prepare and submit to the Research Committee a written proposal detailing its proposed changes to the Research Plan. The Research Committee shall promptly convene a meeting to consider any such proposal.

      3.05 Subcontracts. Either Party may subcontract portions of the Research Program to be performed by it in the normal course of its business to third parties with the prior consent of


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the Research Committee; provided, however, that such third parties enter into appropriate confidentiality agreements unless such subcontracting would not require the transfer of confidential information to the third party.

      3.06 Availability of Employees. Each Party agrees to make its employees and nonemployee consultants reasonably available at their respective places of employment to consult with the other Party on issues arising during the Research Program. If ABG requests Epoch personnel to consult other than at Epoch's facility, ABG shall reimburse Epoch the reasonable travel and lodging expenses of such personnel.

      3.07 Visit of Facilities. Representatives of either Party may, upon reasonable notice and at times reasonably acceptable to the other Party, visit the other Party's facilities where the Research Program is being conducted, and consult informally, during such visits and by telephone, with personnel performing work on the Research Program. Each Party's representatives shall abide by all reasonable operating procedures and rules of such facilities with respect to safety and confidentiality.

      3.08 Research Committee.

            (a) Formation and Composition. A joint committee comprised of three
(3) named representatives of each of ABG and of Epoch, (the "Research Committee") shall be appointed promptly after the date hereof and shall meet as needed, but not less than once each quarter during the Research Term. Such meetings shall be at such times agreed to by Epoch and ABG and shall be held alternately at the facilities of Epoch and ABG, or at such locations as the members of the Research Committee shall agree. The initial composition of the Research Committee will be as follows:

            From Epoch:          William Gerber
                                 Michael Reed
                                 Joe Hedgpeth

            From ABG:            Michael Lucero
                                 Ken Livak
                                 Nicolas Roelofs

            (b) Functions and Powers. The principal functions of the Research Committee will include the following: (i) discuss and approve the Research Plan, material changes to the Research Plan, including budgets and schedules, and allocation of responsibilities, (ii) monitor work conducted under the Research Plan, and (iii) attempt to resolve any disputes arising under this Agreement as set forth in Section 12.03. The Research Committee shall have the power to appoint other committees as appropriate. The Research Committee shall endeavor in good faith to make decisions unanimously, failing which the procedures set out in Section 12.03 shall apply.

            (c) Members; Approval; Chairs. A Party may change one or more of its representatives to the Research Committee at any time. Members of the Research Committee


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may be represented at any meeting by another member of the Research Committee, or by a deputy. Either Party may permit additional employees and consultants to attend and participate (on a non-voting basis) in the Research Committee meetings, subject to the confidentiality provisions of Article XI. Any approval, determination or other action agreed to by all of the members of the Research Committee or their deputies present at the relevant meeting shall be the approval, determination or other action of the Research Committee, provided that at least two (2) representatives of each Party are present at such meeting. The Research Committee shall be chaired by Michael Lucero.

            (d) Records and Reports. The Research Committee shall be responsible for keeping accurate records of their deliberations and decisions and all actions recommended or taken. Periodically, the Chair of the Research Committee shall provide a brief written report of such activities to the Parties. All records of the committees shall be available to both Parties.

      3.09 Ownership of Inventions, Cooperation of Employees. Inventorship, with respect to inventions made pursuant to the work carried out under the Research Program shall be determined in accordance with United States rules of inventorship. All Collaboration Epoch Intellectual Property shall be owned by Epoch. All Collaboration ABG Intellectual Property shall be owned by ABG. All Collaboration Joint Intellectual Property shall be owned jointly by ABG and Epoch.

            (a) Right to Practice. Subject to the licenses granted herein, each Party will have the right to independently practice the Collaboration Joint Intellectual Property, without accounting to the other Party, only to the extent that the practice of the Collaboration Joint Intellectual Property by ABG does not require rights under Pre-Collaboration Epoch Intellectual Property, Collaboration Epoch Intellectual Property, or any other intellectual property rights owned by, either partially or wholly, or licensed to Epoch, and that practice of the Collaboration Joint Intellectual Property by Epoch does not require rights under Pre-Collaboration ABG Intellectual Property, Collaboration ABG Intellectual Property, or any other intellectual property rights owned by, either partially or wholly, or licensed to ABG.

            (b) Joint Invention Not Patentable Over Prior Invention of a Party. In the event that a Party is the owner of a prior invention that would render a patent under Collaboration Joint Intellectual Property unpatentable for being obvious or anticipated under United States patent law, to assure the patentability of the Collaboration Joint Intellectual Property, the other party will assign sole ownership of the Collaboration Joint Intellectual Property to the first Party. The first Party will then grant a royalty-free non-exclusive license with a right to sublicense under the Collaboration Joint Intellectual Property back to the other Party.

            (c) Enforcement. Each Party will have the right but not the obligation to bring, at its own expense, an infringement action against any third party under its interest in Joint Collaboration Intellectual Property, subject to the same limitations set forth in Section 3.09(a) with respect to the practice of the Joint Collaboration Intellectual Property by Epoch or ABG. The Parties will assist one another and cooperate in any such litigation at the other's reasonable


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request, and, if a Party is necessary in order to institute or maintain an infringement suit by the other Party as defined by law, that Party agrees to be joined in the suit.

      3.10 Filing, Prosecution and Maintenance of Technology, Patent Rights and Joint Inventions. When Collaboration Intellectual Property may reasonably be considered to be patentable the Parties shall discuss the protection thereof. Unless otherwise agreed by the Parties, the provisions of this Section 3.10 shall govern the filing, prosecution and maintenance of patent applications. If Collaboration Epoch Intellectual Property or Collaboration Joint Intellectual Property useable in the Exclusive Licensed Field is involved, a priority patent application shall be filed as soon as reasonably possible, prosecuted and maintained at Epoch's expense by Epoch in the countries set forth is Section
4.05. If Collaboration Epoch Intellectual Property or Collaboration Joint Intellectual Property not useable in the Exclusive Licensed Field is involved, such filings shall be made at Epoch's discretion and such application shall be filed by Epoch, in such countries as reasonably determined by Epoch after consultation with ABG. Epoch shall bear the expense of such filing for Collaboration Epoch Intellectual Property and the Parties will share the expense for Collaboration Joint Intellectual Property. If Collaboration ABG Intellectual Property is involved, such application may be filed by ABG, at its expense, in such countries as reasonably determined by ABG, after consultation with Epoch. In the event that ABG does not file, prosecute and maintain any such patent application or patent for Collaboration ABG Intellectual Property, or pay its share of expenses for Collaboration Joint Intellectual Property, it shall give Epoch forty-five (45) days' notice before any relevant deadline and transmit all information reasonable and appropriate relating to such patent application or patent, and Epoch shall have the right to pursue, at its own expense, filing, prosecution and maintenance thereof, in which event ABG shall assign all of its rights therein to Epoch. In the event that Epoch does not file, prosecute and maintain any such patent application or patent for Collaboration Epoch Intellectual Property, or pay its share of expenses for Collaboration Joint Intellectual Property, it shall give ABG forty-five (45) days' notice before any relevant deadline and transmit all information reasonable and appropriate relating to such patent application or patent, and ABG shall have the right to pursue, at its own expense, filing, prosecution and maintenance thereof, in which event Epoch shall assign all of its rights therein to ABG.

      3.11 No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, pending patent applications, products, or biological materials of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement, by implication, or by estoppel, or otherwise.

      3.12 Cooperation of Employees. Each Party represents and agrees that (except where such assignment is required by law) all employees or others acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all intellectual property rights (including Collaboration Joint Intellectual Property) made or conceived by such employee or other person.


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                                   ARTICLE IV

                                  LICENSE GRANT

      4.01 Exclusive License. Epoch hereby grants to ABG a world-wide exclusive license under Licensed Patents and Licensed Know-How, to make, use, offer to sell, sell and import Licensed Products in the Exclusive Licensed Field, provided however, that ABG shall have the rights under the Licensed Patents and Licensed Know-How with respect to Modified Bases only if (i) ABG extends the Research Term for an additional two (2) year period pursuant to Section 3.03 and pays the two (2) additional [*] Dollar $[*]) technology access payments under
Section 5.02 or (ii) ABG does not extend the Research Term and pays one additional [*] Dollar technology access payment as provided in Section 5.02.

      4.02 Non-Exclusive License. Epoch hereby grants to ABG a world-wide non-exclusive license under Licensed Patents and Licensed Know-How, to make, use, offer to sell, sell and import Licensed Products in the Non-Exclusive Licensed Field, provided however, that ABG shall have the rights under the Licensed Patents and Licensed Know-How with respect to Modified Bases only if
(i) ABG extends the Research Term for an additional two (2) year period pursuant to Section 3.03 and pays the two (2) additional [*] Dollar $[*]) technology access payments under Section 5.02 or (ii) ABG does not extend the Research Term and pays one additional [*] Dollar technology access payment as provided in
Section 5.02.

      4.03 Sublicenses. ABG will have no right to sublicense its license rights granted hereunder beyond those rights granted through the sale of Licensed Product to ABG's customers.

      4.04 Restrictions. ABG, without undertaking a special investigation, will not knowingly sell, market, make or have made, Licensed Products for use outside the Exclusive Licensed Field or the Non-Exclusive Licensed Field. In the event that ABG does inadvertently sell, market, make or have made, Licensed Products for use outside the Exclusive Licensed Field or the Non-Exclusive Licensed Field, ABG will within thirty (30) days of learning of such activity cease such activity. Epoch will not knowingly sell, market, make or have made MGB Intermediate and/or MGB Oligonucleotide to third parties in the Exclusive Licensed Field. In the event that Epoch does inadvertently sell, market, make or have made MGB Intermediate and/or MGB Oligonucleotide to third parties in the Exclusive Licensed Field, Epoch will within thirty (30) days of learning of such activity cease such activity. Licensed Products comprising Licensed Know-How in the form of software embodying algorithms for determining the melting temperature of MGB Oligonucleotide, as described in Section 6.05 and Exhibit B, will only be sold or marketed pursuant to a limited-use non-exclusive license agreement consistent with ABG's normal practice for the sale and marketing of like software products.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

      4.05 Patent Prosecution. To the extent commercially practicable, Epoch will file and diligently prosecute patent applications with respect to the Licensed Patents in at least the United States, Germany, France, Switzerland, United Kingdom, Sweden, Italy, Japan, Australia and Canada.

      4.06 Obligation of ABG to use Technology. ABG shall use commercially reasonable efforts to incorporate Epoch's Licensed Know-How and/or inventions covered by the Licensed Patents in all locus-specific nucleic acid probes (and kits including such probes) sold in the Exclusive Licensed Field by June 30, 2001.

      4.07 License to Epoch. ABG hereby grants to Epoch a world-wide, non-exclusive, perpetual, royalty-free license under Collaboration ABG Intellectual Property, to make, use, offer to sell, sell and import products and services for any purpose, except in the Exclusive Licensed Field during the term of the license granted by Epoch to ABG under Section 4.01 above.

                                   ARTICLE V.

                  LICENSE FEE; ROYALTIES; PAYMENT FOR KNOW-HOW

      5.01 License Fees. ABG paid to Epoch after the Effective Date, [*] Dollars ($[*]),[*]% of which will be creditable against future royalties called for under Section 4.02. ABG will use credits against future royalties at a rate not to exceed [*] Dollars ($[*]) per License Year. In addition, upon the first commercial sale of a Licensed Product for each of the four uses listed in the definition of "Non-Exclusive Licensed Field," ABG will pay to Epoch, within ten
(10) business days of each such first commercial sale, an additional license fee of [*] Dollars ($[*]).

      5.02 Supplemental License Fee. ABG shall make a payment to Epoch of [*] Dollars ($[*]) within five (5) business days of the Second Amendment Date, and on the first anniversary of the Second Amendment Date an additional [*] Dollars ($[*]), by wire transfer to an account designated by Epoch. In the event ABG extends the Research Term pursuant to Section 3.03 it shall make an additional payment of [*] Dollars ($[*]) on the second anniversary of the Second Amendment Date, and an additional payment of [*] Dollars ($[*]) on the third anniversary of the Second Amendment Date. In the event ABG does not extend the Research Term and desires to utilize the Licensed Patents and/or Licensed Know-How to make, use or sell Modified Bases, it shall make one (1) additional payment of [*] Dollars ($[*]) on the second anniversary of the Second Amendment Date. Payments made to Epoch pursuant to this Section 5.02 shall not be credited against any other payment otherwise due Epoch under this Article V.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

      5.03 Funding of Research Program by ABG. In consideration of Epoch's performance of its obligations under the Research Program, ABG shall fund four
(4) FTE's for Epoch (onsite or offsite). During the first year, the cost of the four (4) FTE's shall be [*] Dollars ($[*]) per year. Such amounts shall be adjusted at the beginning of each subsequent year by an amount equal to the increase in the U.S. Department of Labor Consumer Price Index in the prior year. Such FTE's shall include a balanced group of scientists, as Epoch deems necessary to conduct the Research Program. The amounts payable shall be paid by wire transfer in United States dollars in four equal payments paid quarterly, in advance, by the tenth (10th) business day of each calendar quarter, pro-rated as necessary for the first and last quarter (each such payment referred to as a "Research Funding Payment"). The first Research Funding Payment shall be paid within five (5) days of the Second Amendment Date. Research Funding Payments shall not be credited against any other payment otherwise due Epoch under this
Article V. Except as otherwise agreed by the Parties, or set forth in this Agreement, each Party shall bear all of its costs incurred in connection with the Research Program.

      5.04 Royalties.

            (a) Percentage Royalties. ABG will pay to Epoch percentage royalties on the Net Sales of Licensed Products sold or otherwise disposed of under the license granted under Sections 4.01 and 4.02 of this Agreement as follows:

                  Bare Probes covered by a Valid Claim         [*]%

                  Kits covered by a Valid Claim                [*]%

                  Bare Probes not covered by a Valid Claim     [*]%

                  Kits not covered by a Valid Claim            [*]%

                  Software                                     [*]%

            No percentage royalties will be owed under this Section 5.04 (a) for the sale by ABG of any Bare Probes or Kits not covered by a Valid Claim in the event that (i) the Licensed Know-How becomes publicly available, (ii) ABG is placed at a commercial disadvantage as a result of such know-how becoming publicly available, and (iii) such know-how was not made publicly available by ABG. In addition, no percentage royalties will be owed under this Section 5.04(a) for the sale by ABG of any Bare Probes purchased by ABG from Epoch pursuant to Section 6.02.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

            (b) Annual Minimum Royalties. Notwithstanding the foregoing, commencing for the first License Year, ABG shall pay minimum annual royalties (each an "Annual Minimum Royalty") as follows:

                      LICENSE YEAR                    ANNUAL MINIMUM ROYALTY
                      ------------                    ----------------------
                           1                                   $[*]
                           2                                   $[*]
                           3                                   $[*]
                           4                                   $[*]
                           5                                   $[*]

            If total royalties paid by ABG under Section 5.04(a) above for the applicable License Year are less than the Annual Minimum Royalty, then ABG shall pay to Epoch the difference between actual royalties paid and the Annual Minimum Royalty within forty-five (45) days after the end of each applicable License Year during which such royalties accrue, along with the payment and statement under
            Section 5.06 for the last quarter of such License Year.

      5.05 Acknowledgment for Payment for Know-How. ABG paid Epoch after the Effective Date of this Agreement, as additional consideration for the transfer of and license under Licensed Know-How and for Epoch having made available, after the Effective Date of the First Amendment of this Agreement, source code embodying algorithms for determining the melting temperature of MGB Oligonucleotide as described in 6.05 and Exhibit B, the following payments: (i) a one time payment of [*] Dollars ($[*]), and (ii) three (3) payments totaling $[*], which represented monthly payments of [*] Dollar ($[*]) (adjusted on a pro rata basis), paid between June 15, 1999 and August 23, 1999 (the date of the first New Product Release of a Licensed Product); as used herein, the term "New Product Release" means that point in a ABG product development program at which a product is released for unrestricted manufacture and sale to customers under PE Biosystems ISO 9001 Product Development Procedures. As yet additional consideration for the transfer of and license under Licensed Know-How, ABG gave to Epoch an ABI PRISM (tm) Model 7700 Sequence Detection System instrument (p/n 7700-01-200/208) [*]. The instrument provided hereunder will include all installation services and warranties typically provided to customers in connection with the purchase of such instrument. However, ABG will not provide an optional service contract covering the instrument. All reagents will be purchased by Epoch using conventional retail distribution channels.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

      5.06 Payment Dates and Statements. Within forty-five (45) days of the end of each calendar quarter in which Net Sales occur, ABG will calculate the royalty amount owed to Epoch under this Section 5 and will remit such amount to Epoch. Such payment will be accompanied by a statement showing the calculation of the amount owed for Licensed Products, the Net Sales of Licensed Products for that quarter (including the gross invoiced sales and permissible deductions therefrom), and the exchange rate (as determined pursuant to Section 4.06) used to directly convert any royalty amounts into U.S. Dollars. The payment for the last quarter of each year shall also include any additional amounts necessary to meet the Annual Minimum Royalty requirements under Section 5.04(b). Each quarterly statement shall also report the average selling price of Bare Probes for Large Scale Orders for purposes of Section 6.02 below.

      5.07 Late Payments. Any payment owed to Epoch under this Agreement that is not paid on or before the date such payment is due will bear interest, to the extent permitted by applicable law, at twelve percent (12%) per annum, calculated on the number of days such payment is delinquent.

      5.08 Currency of Payments. All payments under this Agreement will be made U.S. Dollars by wire transfer to such bank account as Epoch may designate from time to time. Any payments due hereunder on Net Sales outside of the United States will be payable in U.S. Dollars at the rate of exchange of the currency of the country in which the Net Sales are made as reported in the New York edition of The Wall Street Journal, for the last business day of the quarter for which the royalties are payable, as determined using a Party's customary practices and procedures in accordance with United States generally accepted accounting principles.

      5.09 Other Taxes. ABG will pay all sales, use, transfer or similar taxes, whether foreign, federal (United States), state or local, however designated, that are levied or imposed by reason of the sale or transfer of Licensed Products contemplated hereby, and any penalties, interest and collection or withholding costs associated with any of the foregoing items.

      5.10 Records, Review. ABG will keep accurate records of all operations affecting payments hereunder, and will permit Epoch or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter, provided that the frequency of such inspections is no more than once per License Year. If the review results in a determination of an underpayment of royalties or other payments to Epoch, such underpayment will be promptly remitted to Epoch with interest as provided in Section 5.07. If such inspection determines that such underpayment was more than five percent below the proper amount for the period under review, ABG will pay all of the reasonable costs of such review.

                                   ARTICLE VI.

                                     SUPPLY

      6.01 Purchases MGB Intermediates. Subject to the terms and conditions of this Agreement, Epoch will sell MGB Intermediates to ABG, and ABG will purchase such MGB Intermediates from Epoch. ABG will not purchase any Licensed Product from any third-party.

      6.02 Purchases of Bare Probes for Large Scale Orders. Subject to the terms and conditions of this Agreement, Epoch will sell Bare Probes to ABG, and ABG will purchase Bare Probes from Epoch. In each calendar quarter after December 31, 2000, ABG's obligation to buy Bare Probes from Epoch will be limited to the greater of [*] ([*]) Bare Probes or [*] percent ([*]%) of ABG's Large Scale Orders of Bare Probes during the previous calendar quarter. In the event that ABG does not purchase the minimum quantity of probes called for under this
Section 6.02, ABG will pay Epoch an amount equal to $(Z-X)*P, where Z is the greater of [*] or [*] percent ([*]%) of ABG's Large Scale Orders of Bare Probes during the previous calendar quarter, X is the actual number of Bare Probes purchased from Epoch during the previous calendar quarter, and P is the average selling price of Large Scale Orders of Bare Probes sold by ABG during the previous calendar quarter.

      6.03 Specifications. MGB Intermediates and Bare Probes will meet the product specifications set forth in Exhibits A and C. Epoch will not make changes to the specifications without the prior written consent of ABG. The Parties will reasonably agree on any changes to such specifications, and any such changes will be in writing.

      6.04 Prices. For MGB Intermediates purchased by ABG from Epoch, Epoch will charge ABG and ABG will pay Epoch an amount equal to [*] times Epoch's Manufacturing Cost for MGB Intermediate. For Bare Probes purchased by ABG from Epoch, ABG will pay Epoch, during the period from the Second Amendment Date to December 31, 2001, an amount equal to [*] percent ([*]%) of ABG's average selling price for Bare Probes in Large Scale Orders. Thereafter, until the expiration or termination of this Agreement, ABG's purchase price for Bare Probes will be [*] percent ([*]%) of the average selling price for Bare Probes in Large Scale Orders. For purposes of this paragraph, ABG's average selling price for Bare Probes in Large Scale Orders will equal the total of Net Sales of Bare Probes in Large Scale Orders in the calendar quarter, divided by the total number of Bare Probes included in such Large Scale Orders.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

      6.05 Transfer of Know-How. Epoch will transfer Licensed Know-How to ABG to the extent necessary for ABG to make full use of MGB Intermediates, MGB Oligonucleotides, and algorithms and related software for determining the melting temperature of MGB Oligonucleotides. Such Licensed Know-How will include, but not be limited to, that information specified in Exhibit B. All Licensed Know-How is considered Confidential Information and will only be used by ABG in connection with the exploitation of the license rights granted in
Article IV All Licensed Know-How will remain owned by Epoch. Similarly, ABG will transfer certain know-how to Epoch to the extent necessary for Epoch to make Bare Probes for ABG. Such know-how will include, but not be limited to, information relating to the synthesis, purification, and characterization of oligonucleotide compounds, and automated systems for configuring orders of custom-sequence oligonucleotides. All such know-how is considered to be ABG's Confidential Information and will only be used by Epoch in connection with Epoch's obligations under this Agreement, and not for any other purpose. All such know-how will remain owned by ABG.

      6.06 Contingent Manufacturing Rights for MGB Intermediates. Subject to this Section 6.06, ABG has no rights hereunder to manufacture or purchase MGB Intermediates from third parties. However, in the event Epoch is unable to supply at least ninety-five percent (95%) of ABG's forecast requirements of MGB Intermediates for more than two (2) month after receipt of written notice from ABG of a material failure to so supply, ABG shall have the right to manufacture or purchase from third parties its requirements of MGB Intermediates until Epoch demonstrates to ABG's reasonable satisfaction that it can again supply ABG's requirements of MGB Intermediates. Epoch shall cooperate in obtaining such alternate supply source, including, without limitation, transferring such technology and know-how, and license rights as are reasonably necessary for ABG or a third party to manufacture MGB Intermediates. To facilitate such transfer, Epoch has deposited with Heller Ehrman White & McAuliffe as escrow agent, pursuant to an Escrow Agreement between the Parties dated November 1, 1999, sufficient documentation of the know-how necessary to enable a person skilled in oligonucleotide chemistry to manufacture MGB Intermediates. Under the Escrow Agreement, the Escrow Agent (as defined therein), or a neutral third party mutually agreeable to ABG and Epoch has the right to verify, audit and inspect the documentation to be held or held in deposit to confirm that it is sufficient to provide a person skilled in oligonucleotide chemistry the know-how necessary to manufacture MGB Intermediates.

      6.07 Purchase Orders; Forecasts. ABG will purchase MGB Intermediates and Bare Probes from Epoch by issuing a written purchase order identifying MGB Intermediates or Bare Probes to be purchased, the quantity, price, shipping instructions, delivery dates, and any other special information. To the extent the terms of any such purchase order differ from or conflict with the terms of this Agreement, the terms of this Agreement will govern. Within thirty (30) days of the date hereof and prior to the end of each calendar month thereafter, ABG will submit a six-month rolling forecast of estimated MGB Intermediate and Bare Probe requirements. The forecast for the first 13 (13) weeks of the forecast will constitute a binding purchase order and the balance of such ABG's forecast will be non-binding.

      6.08 Modifications. ABG may modify, defer or cancel a purchase order not later than thirteen (13) weeks prior to the scheduled shipment of MGB Intermediates.

      6.09 Shipment. Shipment will be made freight prepaid, F.O.B. Epoch's facility, to the address set forth on ABG's purchase order, using a carrier specified by ABG. Epoch will invoice ABG on a separate line for all shipping charges ("pre-pay and add"). Title and risk of loss will pass from Epoch to ABG upon delivery to carrier at the F.O.B. point.

      6.10 Invoicing; Payment. Epoch will submit an invoice to ABG with each shipment of MGB Intermediates and Bare Probes. Each invoice will be due and payable net forty five (45) days from the date of shipment.

      6.11 Inspection, Rejection. ABG will inspect all MGB Intermediates and Bare Probes received for defects and for conformance with the purchase order. ABG may reject any MGB Intermediates or Bare Probes that are defective or that fail to conform to the purchase order. Any such rejection must be made within thirty days (30) of receipt of the MGB Intermediates or Bare Probes by ABG. To reject any MGB Intermediates or Bare Probes, ABG will notify Epoch of such rejection and will promptly return the rejected MGB Intermediates or Bare Probes to Epoch. Epoch will immediately replace the MGB Intermediates or Bare Probes with conforming goods.

      6.12 Pre-Payment. In addition to the License Fees paid under Section 4.01, ABG has paid Epoch [*] Dollars ($[*]) as a pre-payment towards future purchases of MGB Oligonucleotides and MGB Intermediates. Epoch credited One Million Dollars ($1,000,000) of this pre-payment to purchase 400,000 shares of Common Stock of Epoch, at a purchase price of Two Dollars And Fifty Cents ($2.50) per share, pursuant to a Stock Purchase Agreement dated November 1, 1999. ABG will credit purchases of MGB Intermediates or Bare Probes against the remaining [*] Dollars ($[*]) of this pre-payment at a rate not to exceed [*] Dollars ($[*]) per License Year.

      6.13 Security Interest. In order to secure any unused portion of the pre-payments made under Section 6.12 (up to [*] Dollars ($[*])), Epoch has granted to ABG a security interest in the Licensed Patent pursuant to a Security Agreement dated December, 1998, which is in the form attached to the Original Agreement as Exhibit A, which the Parties agree shall remain in force and in effect. Epoch may, at any time, return all or a portion of the unused prepayments. In the event the unused balance of the prepayments is Fifty Thousand Dollars ($50,000) or less, the security interest will terminate.

      6.14 Finished Goods Inventory. Epoch will carry a finished goods inventory of MGB Intermediate in an amount equal to four (4) weeks of ABG's forecast requirements.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

      6.15 Supply of Certain Dyes to Epoch. ABG will provide to Epoch sufficient quantities of VIC dye (or such other dye as ABG may specify) for preparation of Bare Probes for ABG. Epoch acknowledges that these dyes are highly sensitive materials, and that, if they were made available to third parties, such availability could have a substantial adverse effect on ABG's current businesses. Accordingly, Epoch agrees to use any dyes transferred to Epoch by ABG hereunder only to satisfy Epoch's obligations under this Agreement, and, upon the expiration or termination of this Agreement, to return any unused dyes to ABG. ABG will supply the dyes to Epoch at a transfer price at an amount equal to [*] times ABG's Manufacturing Cost

                                  ARTICLE VII.

                         REPRESENTATIONS AND WARRANTIES

      7.01 Product Warranty. Epoch warrants to ABG that, upon delivery of any MGB Intermediates or Bare Probes to ABG, such MGB Intermediates or Bare Probes will be free from defects in material, workmanship, design and title, and will substantially meet the specifications attached hereto as Exhibits A and C (or any mutually agreed upon replacements).

      7.02 Documentation Warranty. Epoch further warrants that the MGB Intermediates or Bare Probes, and all literature, packaging, inserts, accompanying materials, and any other documentation supplied by Epoch in connection with the MGB Intermediates or Bare Probes will not contain any misrepresentation as to the nature or performance of the MGB Intermediates or Bare Probes.

      7.03 Remedies. If any MGB Intermediates or Bare Probes fails to meet the foregoing warranties, in addition to satisfying any other remedies ABG may have, Epoch will replace such deficient MGB Intermediates or Bare Probes in the most timely manner possible at its own expense or Epoch will refund to ABG all costs associated with the purchase and shipping of those MGB Intermediates or Bare Probes.

      7.04 Disclaimer. EXCEPT FOR THE EXPRESS WARRANTY AGAINST DEFECTS IN DESIGN, MATERIALS, TITLE AND WORKMANSHIP CONTAINED HEREIN, EPOCH MAKES NO WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY EPOCH. Without limitation of the foregoing, Epoch expressly disclaims any liability whatsoever for any damages incurred, directly or indirectly, in connection with the Licensed Products and/or the MGB Intermediates and/or Bare Probes, including without limitation, loss of profits and special, incidental or consequential damages.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

      7.05 Representations and Warranties. Each Party represents, warrants and covenants to the other Party that:

            (a) it has the corporate power and authority and legal right to enter into this Agreement and to perform its obligations hereunder;

            (b) the execution and delivery of this Agreement and the performance of the transactions contemplated thereby have been duly authorized by all necessary corporate action of such Party;

            (c) the execution and delivery of this Agreement and the performance by such Party of any of its obligations under this Agreement do not and will not
(a) conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a Party, any judgment of any court or governmental body applicable to such Party or its properties or, to such Party's knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such Party or its properties, and (b) with respect to the execution and delivery of the Agreement, require any consent or approval of any governmental authority or other person;

            (d) each Party will to the best of its knowledge without undertaking a special investigation, disclose to the other Party any material adverse proceedings, claims or actions that arise, which would materially interfere with that Party's performance of its obligations under this Agreement; and

            (e) each Party's employees have executed or will execute agreements whereby all right, title and interest in any technology and invention(s) will be assigned to their respective employers.

                                  ARTICLE VIII.

                                    INDEMNITY

      8.01 Indemnification of Epoch. ABG will defend, indemnify and hold Epoch harmless against any judgment, damage, liability, loss, cost or other expense, including legal fees ("Liability"), resulting from any third party claims made or proceedings brought against Epoch to the extent that such Liability arises from ABG's use, marketing , distribution or sale of Licensed Product and/or MGB Intermediates, except to the extent such claims or proceedings result (1) from Epoch's negligence or willful act or omission in the manufacture, storage, or delivery of Licensed Product, Bare Probes, and/or MGB Intermediates, (2) from Epoch's breach of any warranty set forth in Article VII, or (3) infringement of a patent owned or controlled by a third party, only to the extent such infringement arises from the inclusion in the Licensed Product of inventions claimed in a Licensed Patent or the use of the Licensed Know-How.

      8.02 Indemnification of ABG. Epoch will defend, indemnify and hold ABG harmless against any Liability resulting from any third party claims made or proceedings brought against ABG to the extent that such Liability arises (1) from Epoch's negligence or willful act or omission in the manufacture, storage, or delivery of Licensed Product, Bare Probes, and/or MGB Intermediates or (2) from Epoch's breach of any warranty set forth in Article VII.

      8.03 Indemnification Procedures. This agreement of indemnity is conditioned upon the indemnified Party's obligation to: (1) advise the indemnifying Party of any claim or lawsuit, in writing, within ten (10) days after the indemnified Party has received notice of said claim or lawsuit, or, within such a time frame as not to materially prejudice the rights of the indemnifying Party, and (2) assist the indemnifying Party and its representatives in the investigation and defense of any lawsuit and/or claim for which indemnification is provided. This agreement of indemnity will not be valid as to any settlement of a claim or lawsuit or offer of settlement or compromise without the prior written approval of the indemnifying Party.

                                   ARTICLE IX.

                              TERM AND TERMINATION

      9.01 Term. Unless terminated earlier as provided herein, this Agreement will commence on the Second Amendment Date and will remain in full force until the expiration of the last to expire Licensed Patent.

      9.02 Termination. This Agreement may be terminated as follows:

            (a) by mutual written agreement of the Parties, effective as of the time specified in such written agreement; or

            (b) by either Party, (a) in the event the other Party will file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within sixty days after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will make an assignment for the benefit of creditors, or (b) upon any material breach of this Agreement by the other Party, provided that the Party alleging such breach must first give the other Party written notice thereof, which notice must state the nature of the breach in reasonable detail and the Party receiving such notice must have failed to cure such alleged breach within sixty (60) days after receipt of such notice; or

            (c) by ABG at any time upon one hundred and eighty (180) days advance written notice to Epoch. In the event that ABG terminates the Agreement pursuant to this Section 9.02(c), ABG (1) will release its security interest in the Licensed Patent granted in the Original Agreement and Exhibit A thereto, (2) will forfeit any unused portion of the pre-payments paid to Epoch as described in Section 6.12, (3) will pay for any orders placed under Article VI prior to termination, and (4) return all tangible embodiments of the Licensed Know-How to Epoch.

      9.03 Survival. Upon any termination of this Agreement, neither Party will be relieved of any obligations incurred prior to such termination. Notwithstanding any termination of this Agreement, the obligations of the Parties under Articles VII, VIII, IX, X and XI, as well as under any licenses which are maintained in effect and any other provisions which by their nature are intended to survive any such termination, will survive and continue to be enforceable.

                                   ARTICLE X.

                             INFRINGEMENT LITIGATION

      10.01 Notification. Each Party will notify the other Party in writing of any suspected infringement(s) of Licensed Patents in the Exclusive Licensed Field or the Non-Exclusive Licensed Field and will inform the other Party of any evidence of such infringement(s).

      10.02 Infringement in Exclusive Licensed Field. ABG will have the first right to institute suit for infringement(s) in the Exclusive Licensed Field. Epoch agrees to join as a Party plaintiff in any such lawsuit initiated by ABG, if requested by ABG, with all costs, attorneys' fees, and expenses to be paid by ABG. However, if ABG does not institute suit for infringement(s) within ninety
(90) days of receipt of written notice from Epoch of Epoch's desire to bring suit for infringement in its own name and on its own behalf, then Epoch may, at its own expense, bring suit or take any other appropriate action.

      10.03 Infringement Outside Exclusive Licensed Field. Epoch will have the sole right, but not the obligation, to institute suit for infringement and to recover damages outside of the Exclusive Licensed Field.

      10.04 Recovery. ABG will be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to Section 10.02. Epoch will be entitled to recovery of damages resulting from any lawsuit brought by Epoch pursuant to Sections 10.02 or 10.03.

      10.05 Settlement. Neither Party may settle with an infringer without the prior written approval of the other Party if such settlement would affect the rights of the other Party under the Licensed Patents.

                                   ARTICLE XI.

                                 CONFIDENTIALITY

      11.01 Non-Disclosure. Because Epoch and ABG will be cooperating with each other under this Agreement, each may reveal Confidential Information to the other. The Parties agree, by using the same degree of care as each uses for its own information of like importance, but not less than a reasonable degree of care, to hold in confidence any Confidential Information disclosed by the other Party hereunder, and not to disclose any Confidential Information to any third party, and not to use any Confidential Information disclosed by the other Party hereunder for purpose other than carrying out its obligations under this Agreement, without the express prior written consent of the other Party. Each Party will disclose Confidential Information only to its employees or agents who have a need to know. With respect to any Confidential Information that is revealed by a Party to the other Party, this confidentiality requirement will remain in force for a period of 5 years following the date the Confidential Information is revealed.

      11.02 Responsibility over Employees and Agents. Each Party will assume individual responsibility for the actions and omissions of its respective employees, agents and assigns, and to inform same of the responsibilities for confidentiality under this Agreement, and to obtain their agreement to be bound in the same manner that the Party is bound.

      11.03 Affiliates. Nothing herein will be construed as preventing either Party from disclosing any information to an Affiliate of ABG or Epoch, provided such Affiliate has undertaken a similar obligation of confidentiality with respect to the Confidential Information.

      11.04 Bankruptcy. All Confidential Information disclosed by one Party to the other will remain the intellectual property of the disclosing Party. The bankrupt or insolvent Party will, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party's Confidential Information and to ensure that the court or other tribunal maintain such information in confidence in accordance with the terms of this Agreement. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party will promptly notify the court or other tribunal.

            (a) that Confidential Information received from the other Party under this Agreement remains the property of the other Party; and

            (b) of the confidentiality obligations under this Agreement.

      11.05 Publication. Neither ABG nor Epoch will submit for written or oral publication any manuscript, abstract or the like that includes data or other information generated and provided by the other Party without first obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. If written consent or written denial is not provided by the other Party within 90 days, the first Party will have the right to publish. But, the foregoing will not apply to customary literature that is prepared for marketing and sales purposes and that does not contain Confidential Inform.

      11.06 Publicity. Neither Party nor any of its Affiliates will originate any news relating to this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed. However, within 30 days after the execution of this Agreement the Parties will mutually agree on a joint press release announcing the existence of this Agreement.

                                  ARTICLE XII.

                               GENERAL PROVISIONS

      12.01 Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected will, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party will use its reasonable best efforts to avoid or remove such causes of non-performance and will continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

      12.02 Governing Law. This Agreement will be deemed to have been made in the State of California and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California, without reference to conflicts of law principles.

      12.03 Informal Dispute Resolution. In an effort to resolve informally and amicably any claim, controversy, or dispute arising out of or related to the interpretation, performance, or breach of this Agreement (a "Dispute") without resorting to litigation or arbitration, each Party will notify the other Party to the Dispute in writing of any Dispute hereunder that requires resolution. Such notice will set forth the nature of the Dispute, the amount involved, if any, and the remedy sought. Each Party will promptly designate an executive-level employee to investigate, discuss and seek to settle the matter between them. If the two designated representatives are unable to settle the matter within thirty (30) days after such notification, the matter will be submitted to Epoch's Chief Executive Officer and ABG's President of the Applied Biosystems Group for consideration. If settlement cannot be reached through their efforts within an additional thirty (30) days (or such longer time period as they will agree upon in writing), each Party will have the right to take such action as it deems appropriate. The statute of limitations of the State of California applicable to the commencement of a lawsuit will be tolled as of initial written notification of a dispute to the other Party as set forth above for sixty (60) days (or such longer time as the Parties agree in writing) if all interim deadlines have been complied with by the notifying Party.

      12.04 Arbitration. Subject to Section 12.03 above, any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be promptly presented to the Chief Executive Officers of Epoch and ABG for resolution and if the Chief Executive Officers cannot promptly resolve such disputes, then such dispute shall be finally resolved by binding arbitration according to the procedures set forth at Schedule 12.04 attached hereto.

      12.05 Attorneys' Fees. Except as otherwise provided herein, each Party will bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, subject to Section 12.03, the non-prevailing Party will pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys' fees.

      12.06 Severability. In the event any portion of this Agreement will be held illegal, void or ineffective, the remaining portions hereof will be interpreted to maintain the intent of the Parties. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions will be deemed inoperative to the extent that they may conflict therewith and will be deemed to be modified to conform with such statute or rule of law.

      12.07 Entire Agreement. This Agreement, including all exhibits, appendices, and schedules referred to herein, constitutes the sole agreement between the Parties relating to the subject matter hereof and supersedes all previous writings and understandings. Confidential disclosures made pursuant to previously executed Confidentiality Agreements between Epoch and ABG will remain subject to the terms of those Confidentiality Agreements. No terms or provisions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

      12.08 Assignment. This Agreement and the licenses herein granted will be binding upon and inure to the benefit of the successors in interest of the respective Parties. Neither Party will have the power to assign this Agreement nor any interest hereunder without the written consent of the other, such consent not to be unreasonably withheld, provided, however, that ABG or Epoch may assign this Agreement or any of its rights or obligations hereunder to any Affiliate or to any third party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets or business to which this Agreement relates, without obtaining the consent of the other Party, subject to the other Party assuming all liabilities and obligations under the Agreement.

      12.09 Bankruptcy. All rights and licenses granted under this Agreement will be considered for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that the licensor of such rights seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, the licensee thereof hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the extent permitted by the law.

      12.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed an original instrument, but all such counterparts together will constitute but one agreement.

      12.11 Notices. Any notice required or permitted under this Agreement will be sent by air mail, postage pre-paid, to the following addresses of the
Parties:

            If to Epoch:                    If to ABG:
            Epoch Biosciences, Inc.         PE Corporation
            12277 134th Court NE            Applied Biosystems Group
            Suite 100                       850 Lincoln Centre Drive
            Redmond, WA 98052               Foster City, CA 94404
            Attn.: President                Attn.: Legal Department

IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.

EPOCH PHARMACEUTICALS,                  PE CORPORATION, THROUGH ITS
INC., doing business as Epoch           APPLIED BIOSYSTEMS GROUP
Biosciences, Inc.
By:                                     By:
    /s/ William G. Gerber                    /s/ Michael W. Hunkapiller
-----------------------------------     ---------------------------------------

Name:                                   Name:
William G. Gerber                       Michael W. Hunkapiller

Title:                                  Title:
Chief Executive Officer                 Senior Vice President, PE Corporation;
                                        President Applied Biosystems Group

Date: August 17, 2000                   Date: August 17, 2000

                                    EXHIBIT A

 CHARACTERIZATION AND SPECIFICATIONS FOR MGB OLIGONUCLEOTIDE AND OLIGONUCLEOTIDE

I.    HPLC ASSAY OF MGB OLIGONUCLEOTIDE

      The HPLC assay used to characterize MGB Oligonucleotide will be as set forth in Applied Biosystems document number [*].

II.   PURITY OF MGB OLIGONUCLEOTIDE

      The purity of a MGB Oligonucleotide will be determined based on an area percent of a product peak based on the above-described HPLC Method ([*]). A Purified MGB Oligonucleotide will have a purity of at least [*]% in oligonucleotide probe lengths of up to [*]. However, the value of the required purity of a MGB Oligonucleotide may be amended pursuant to
      Section 10.06 of the Agreement. A [*] impurity should be less than [*]%.

III.  YIELD OF MGB OLIGONUCLEOTIDE

      The yield of a purified MGB Oligonucleotide product measured at [*] on a [*] must be greater or equal to [*].

IV.   PURITY OF OLIGONUCLEOTIDE

      The purity of a Oligonucleotide will be determined based on an area percent of a product peak based on the above-described [*], where, as used in this exhibit, the term "Oligonucleotide" means a synthetic oligonucleotide without an [*] attached. A Purified Oligonucleotide will have a purity of at least [*]%. However, the value of the required purity of a Oligonucleotide may be amended pursuant to Section 10.06 of the Agreement.

V.    YIELD OF OLIGONUCLEOTIDE

      The yield of a purified Oligonucleotide product measured at [*] on a [*] must be greater or equal to [*].

VI.   MGB OLIGONUCLEOTIDE AND OLIGONUCLEOTIDE FORMULATION
      The MGB oligonuleotide, [*] to be formulated in [*].
      The oligonucleotide to be supplied dry.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                                    EXHIBIT B

                                LICENSED KNOW-HOW

The Licensed Know-How transferred from Epoch to ABG will include at least the following information.

1. Chemical structures of all reagents and probes provided to ABG by Epoch to the extent necessary for ABG to make full use of such reagents and probes for the synthesis and/or use of MGB Intermediates and MGB
      Oligonucleotides.

2. Details of Epoch's manufacturing and QC methods to the extent necessary for ABG to manufacture MGB Oligonucleotides in conformance with the specifications set forth in Exhibit A, including at least the following:

      a) detailed description of all DNA synthesis, purification, formulation and analytical instrumentation, including vendors;

      b)    detailed DNA synthesis cycles;

      c)    cleavage conditions;

      d)    deprotection conditions;

      e)    purification methods, including HPLC, OPC and other protocols;

      f)    analytical methods, including HPLC and other protocols;

      g)    formulation and quantitation methods;

      h)    [*];

      i)    [*];

      j) stability data of MGB reagents in DNA synthesis reagents and under cleavage/deprotection conditions;

      k)    long term stability data of MGB probes;

      l) data correlating analytical specs (HPLC, etc.) to performance of probes in relevant applications;

      m)    method used for validating probe manufacturing process;

      n)    method used for monitoring probe manufacturing process; and

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

      o)    extinction coefficients (at [*]) for MGB reagents.

3. Algorithms, object code, source code and any other embodiments of methods or processes useful for predicting the melting temperature of MGB Oligonucleotides, whether patented, copyrighted, or not.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                                    EXHIBIT C

                       SPECIFICATIONS FOR MGB INTERMEDIATE

      IDENTITY OF MGB INTERMEDIATE

      The parties will define a mutually acceptable assay for confirming the identity of MGB Intermediate supplied to ABG by Epoch.

      MGB-DQ POLYSTYRENE

      1) Material is supplied with a C. of A. from Epoch which includes loading data, and [*].

      a)    Loading specification: [*]
      b) HPLC purity of fragment: No impurity greater than [*]%. Overall area % purity is greater than [*]%

(HPLC method to be provided by EPOCH)

2)    In-house raw material specifications will include the following:

      a)    Loading specification: [*]
      b)    HPLC purity of [*]: No unresolvable group of impurity peaks greater than [*]. Overall area % purity of product is greater than [*]%
      c)    HPLC purity of purified GAPDH TaqMan probe synthesized on [*], using
            [*].
      d) Yield of purified GAPDH TaqMan probe synthesized on [*]: greater than [*].
(Analytical HPLC method: See document number [*] See document number [*].


      MGB-DQ CPG


      1) Material is supplied with a C. of A. from Epoch which includes loading data, and [*].

      c)    Loading specification: [*]
      d) HPLC purity of fragment: No impurity greater than [*]. Overall area % purity is greater than [*]% area
(HPLC method to be provided by EPOCH)

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

      2)    In-house raw material specifications will include the following:


      a)    Loading specification: [*]
      b)    HPLC purity of [*]:
      c) No single peak impurity greater than [*]. No unresolvable group of impurity peaks greater than [*].
      d)    Overall area % purity of product is greater than [*].
      e)    HPLC purity of [*].
      f)    Yield of [*].
Analyatical HPLC method: See document number [*]; purification HPLC See document number [*].

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                                 SCHEDULE 12.04

                         ALTERNATIVE DISPUTE RESOLUTION

      In the event of any dispute, difference or question arising between the Parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either Party excluding any dispute or controversy for which arbitration is prohibited by any applicable law or treaty, and which dispute is not amicably resolved by the good faith efforts of the Parties under Section 12.04, then such dispute will be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described below:

1. If any Party intends to begin an ADR to resolve a dispute, such Party will provide written notice to counsel for the other Party informing the other Party of such intention and the issues to be resolved. Within 10 business days after the receipt of such notice, the other Party may by written notice to the counsel for the Party initiating ADR, add additional issues to be resolved. From the date of receipt of the ADR notice and until such time as any matter has been finally settled by ADR, the running of the time periods in which a Party must cure a breach of this Agreement will be suspended as to the subject matter of the dispute.

2. Within 5 business days following the receipt of the original ADR notice ("Notice Date") a neutral will be selected by the then President of the Center for Public Resources ("CPR"), 14th Floor, 366 Madison Avenue, New York, New York 10017. The neutral will be an individual who will preside in resolution of any disputes between the Parties. The neutral selected will be a member of the Judicial Panel of the CPR and will not be an employee, director or shareholder of either a Party or of an Affiliate of either Party.

3. Each Party will have 10 business days from the date the neutral is selected to object in good faith to the selection of that person. If either Party makes such an objection, the then president of the CPR will as soon as possible thereafter, select another neutral under the same conditions set forth above. This second selection will be final.

4. No later than 90 business days after selection, the neutral will hold a hearing to resolve each of the issues identified by the Parties. The hearing will be held in San Francisco, California, or any other mutually acceptable location.

      4.1. Each Party will have the right to be represented by counsel at the hearing.

      4.2. The hearing will be held at such place as agreed upon by the Parties or if they are unable to agree at a place designated by the neutral.

5. The ADR proceeding will be confidential and the neutral will issue appropriate protective orders to safeguard each Parties' Confidential Information. Except as required by law, no Party will make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of each other Party. The existence of any dispute submitted to ADR, and the award of the neutral, will be kept in confidence by the Parties and the neutral, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

6. It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The neutral will permit such limited discovery necessary for an understanding of any legitimate issue raised in the ADR, including the production of documents. Each Party will be permitted but not required to take the deposition of not more than 5 persons, each such deposition not to exceed 6 hours in length. If the neutral believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issue, the neutral may order such additional discovery as the neutral deems necessary. At the hearing the Parties may present testimony (either by live witness or deposition) and documentary evidence. The neutral will have sole discretion with regard to the admissibility of any evidence and all other materials relating to the conduct of the hearing.

7. Each Party will be entitled to no more than 4 hours of hearing to present testimony or documentary evidence. The testimony of both Parties will be presented during the same calendar day. Such time limitation will include any direct, cross or rebuttal testimony, but such time limitation will only be charged against the Party conducting such direct, cross or rebuttal testimony. It will be the responsibility of the neutral to determine whether the Parties have had the 4 hours to which they are entitled. If the neutral believes that exceptional circumstances exist, and additional hearing time is necessary for a full and fair resolution of the issue, the neutral may order such additional hearing time as the neutral deems necessary.

8. At least 15 business days prior to the date set for the hearing, each Party will submit to each other Party and the neutral a list of all documents on which such Party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such Party intends to call at such hearing and a brief summary of each witnesses testimony.

9. At least 5 business days prior to the hearing, each Party must submit to the neutral and serve on each other Party a proposed ruling on each issue to be resolved. Such writing will be limited to presenting the proposed ruling, will contain no argument or analysis of the facts or issues, and will be limited to not more than 10 pages.

10. Not more than 5 business days following the close of hearings, the Parties may each submit post hearing briefs to the neutral addressing the evidence and issues to be resolved. Such post hearing briefs will not be more than 50 pages.

11. The neutral will rule on each disputed issue after the hearing as expeditiously as possible, but in no event more than 30 days after the close of the hearing. The neutral will, in rendering his decision, apply the substantive law of the state of California, U.S.A., and without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration. The neutral is not empowered with the remedy of termination of the Agreement.

12. Any judgment upon the award rendered by the neutral may be entered in any court having jurisdiction thereof. The decision rendered in any such ADR will be final and not appealable, except in cases of fraud or bad faith on the part of the neutral or any Party to the ADR proceeding in connection with the conduct of such proceedings, and will be enforceable in any court of competent jurisdiction.

13. The neutral will have the option to assess costs and expenses to the non-prevailing Party, otherwise the Parties will pay their own costs (including, without limitation, attorneys fees) and expenses in connection with such ADR.